Exhibit 10.27

SECOND AMENDMENT TO EXECUTIVE AGREEMENT

with Donald C. Wood

THIS SECOND AMENDMENT TO EXECUTIVE AGREEMENT (this “Second Amendment”), effective as of January 1, 2009, by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (“Trust”), and DONALD C. WOOD (“Executive”‘), amends that certain Executive Agreement dated as of February 22, 1999, as amended by that certain Amendment to Executive Agreement dated February 16, 2005, by and between the Trust and Executive (the “Executive Agreement”).

A.      The Trust, acting through its Board of Trustees, and Employee have determined that it is in the best interest of the Trust and Executive to modify the Executive Agreement to reflect the requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Executive Agreement as follows:

1.      Section 2 of the Executive Agreement is hereby amended by deleting the words “termination of Executive’s employment” in the first sentence of the introductory paragraph and replacing it with the following: “Separation from Service (as defined herein).”

2.      Section 2(a)(ii) of the Executive Agreement is hereby amended by deleting the introductory language beginning with “by Executive” and ending with “such Change in Control:” and replacing it with the following:

(ii)	by Executive for “Good Reason” within six (6) months following the occurrence of one or more of the following events which has continued uncured for a period of not less than thirty (30) days following written notice given by Executive to the Trust within ninety (90) days after such event occurs, unless in any case Executive specifically agrees in writing that such event shall not be Good Reason:”.

3.      Section 2(b) of the Executive Agreement is hereby amended as follows:

(a)	by deleting the words “employment shall be terminated” in the third full sentence thereof and replacing it with the following: “Separation from Service shall occur”;

(b)	by deleting the words “termination of employment” in the last sentence thereof and replacing it with the following: “Separation from Service; and

(c)	by deleting “(“Termination Date”)” at the end thereof.

4.      Section 3 of the Executive Agreement is hereby amended as follows:

(a)	by re-titling the section “Payment of Benefits upon Separation from Service”; and

(b)	by deleting the words “Executive’s employment with the Trust is terminated” in the introductory paragraph and replacing it with the following: “Executive incurs a Separation from Service.”

5.

Section 3(a) of the Executive Agreement is hereby amended by inserting at the end of the first sentence thereof the following: “which amount shall be paid as soon as possible and in any event within two and one-half (2 1/2) months following the end of the year of Executive’s Separation from Service.”

6.      Section 3(c) of the Executive Agreement is hereby amended by inserting after the word “conditions” the following: “(and according to the same timing for payment and taxation).”

7.      Section 3(d) of the Executive Agreement is hereby amended by inserting after the words “one (1) year” at the end thereof the following: “subject to any limitations and restrictions that are required to exempt such outplacement services from Code Section 409A.”

8.      Section 3 of the Executive Agreement is hereby amended by adding at the end thereof a new Section 3(e) as follows:

(e)	Certain Definitions. For purposes of this Executive Agreement, in addition to the capitalized terms defined elsewhere, the following capitalized terms have the meanings indicated unless the context clearly requires otherwise:

(i)	“Separation from Service” means the termination of services provided by Executive to the Trust, whether voluntarily or involuntarily, as determined by the Board in accordance with Treasury Regulation Section 1.409A-1(h), as amended from time to time; and

(ii)	“Termination Date” means the date upon which the Executive incurs a Separation from Service from the Trust.

9.      Section 8(m) of the Executive Agreement entitled “Federal Income Tax Withholding” is hereby deleted in its entirety and the following is substituted therefor:

(m)	Tax; Withholding; Code Section 409A. Notwithstanding anything herein to the contrary, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Executive Agreement (including any taxes arising under Section 409A of the Code). The Trust may withhold from any benefits payable under this Executive Agreement, and pay over to the appropriate authority, all federal, state, county, city or other taxes (other than any excise tax imposed under Section 4999 of the Code or any similar tax to which the indemnity provisions of Section 6 of this Executive Agreement shall apply) as shall be required pursuant to any law or governmental regulation or ruling.

(i)

This Executive Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Trust shall have complete discretion to interpret and construe this Executive Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Executive Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Trust in a fashion consistent herewith, as determined in the sole and absolute discretion of the Trust. Notwithstanding anything to the contrary contained herein, the Trust reserves the right to unilaterally amend this Executive Agreement without the consent of Executive in order to accurately reflect its correct interpretation and operation to maintain an exemption from or compliance with Code Section 409A.

(ii)	Neither the Trust, nor their affiliates, nor any of their directors, agents, or employees shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes. Notwithstanding anything herein to the contrary, if the Trust determines that any amounts that become due under this Executive Agreement as a result of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service. If, at the time of Executive’s Separation from Service, Executive is a “specified employee” (under Code Section 409A), any amount that the Trust determines constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of: (i) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service with the Trust; or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest. Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay. For the purposes of this Executive Agreement, each payment that is part of a series of installment payments shall be treated as a right to a series of separate payments within the meaning of Code Section 409A.

10.    As amended hereby, the Executive Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment to Executive Agreement to be effective as of the day and year indicated above.

/s/ Donald C. Wood
Donald C. Wood

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker Executive Vice President-General Counsel and Secretary